Exhibit 10.52

META GROUP, INC.

AMENDED AND RESTATED EMPLOYMENT, COMPENSATION AND RELEASE AGREEMENT

This Amended and Restated Employment, Compensation and Release Agreement (“Agreement”) is made as of August 23, 2004 by and between META Group, Inc., a Delaware corporation (the “Company”), Rubin Systems Inc. (“RSI”) and Howard A. Rubin  (“Dr. Rubin”).

The Company, RSI and Dr. Rubin (the “Parties”) have previously entered into an Asset Purchase Agreement and an Employment and Management Agreement, each dated as of October 27, 2000 and each as amended by Amendment No. 1 and Amendment No. 2 thereto, respectively, dated July 31, 2001 and January 30, 2003 (as amended, the “Prior Arrangements”).  The Parties have also entered into an Employee Noncompetition Agreement dated October 27, 2000, as amended July 31, 2002 (as amended, the “Noncompetition Agreement”) and attached hereto as Exhibit A, which the Parties intend to remain in effect, as amended hereby, following the Effective Date of this Agreement (as defined below).

The Parties have mutually agreed, in light of their desire to amend certain aspects of their relationship, that it is now appropriate to amend and restate all prior compensatory arrangements in this Agreement and to terminate such prior arrangements except to the extent specifically provided herein.

Accordingly, the Parties desire to enter into this Agreement to amend and restate in full Dr. Rubin’s compensatory arrangements with the Company, to specify the terms of Dr. Rubin’s going forward employment relationship with the Company, and to release each other from claims or potential claims that may have arisen in connection with Dr. Rubin’s and the Company’s relationship through the Effective Date of this Agreement.

Therefore, in consideration of the mutual promises made herein and other valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.                                       Employment Transition.  The Parties agree and acknowledge that:

(a)                                  Dr. Rubin shall remain an employee of the Company effective on the Effective Date of this Agreement, reporting to the Company’s Senior Vice President, Global Consulting;

(b)                                 Effective immediately upon and concurrently with the Effective Date of this Agreement, and continuing until December 31, 2008 (unless sooner terminated in accordance with Section 1(d) below) (the “Term”), Dr. Rubin shall be employed by the Company with the designation “META Fellow”.  Dr. Rubin will be listed as such on the Company’s external and internal website.

(c)                                  Dr. Rubin will devote his full-time business efforts exclusively to the Company during the Term (it being understood that Dr. Rubin may continue to devote immaterial amounts of time to business or political ventures not related to the Company’s business provided such efforts do not breach the Noncompetition Agreement); and

(d)                                 The Company may terminate Dr. Rubin’s arrangement hereunder (i) in the event of Dr. Rubin’s breach of the Noncompetition Agreement, or (ii) Dr. Rubin’s violation of a material Company policy, in each case following written notice and a 30-day cure period.  Dr. Rubin may resign from his role with the Company hereunder at any time.  In the event of such termination or resignation, no further amounts shall be payable under this Agreement, except for amounts previously earned but not paid under this Agreement and business expense reimbursements under Section 2(e) below.

2.                                       Compensation and Benefits.  Effective for all purposes as of January 1, 2004 (it being acknowledged that on the date of signing this Agreement Dr. Rubin shall be paid for the first two quarters of the 2004 fiscal year):

(a)                                  Initial Payment.  Dr. Rubin shall engage in retainer consulting work on behalf of the Company under this Agreement.  Dr. Rubin shall be paid 50% of Dr. Rubin’s billings, less (i) the apportioned base salaries of  Dr. Rubin’s administrative assistant (apportioned based on number of people supported by the assistant (e.g., if two people supported, 50%), (ii) the cost of other internal Company staff/consultants associated with the execution of such retainer consulting work (based on their hours as captured in the Company’s project accounting systems, where the hours are valued at the same direct cost rates that the Company uses for revenue recognition), (iii) the costs and fees of other external contractors/consultants associated with the execution of such retainer consulting work (based on their hours as captured in the Company’s project accounting systems, where the hours are valued at the same direct cost rates that the Company uses for revenue recognition), and (iv) nonreimburseable travel and entertainment expenses, external commissions or royalties for use of external products or external marketing expenses associated with the execution of such retainer consulting work (the “Compensatory Formula”), provided that Dr. Rubin shall receive a non-recoverable draw of $20,000 per month against the Compensatory Formula.  Such payments will be made no later than the last business day of the month following any given month for which the Compensatory Formula is being computed.

(b)                                 Earn-Out Payment.  Dr. Rubin’s prior earn-out arrangements with the Company (including those under all Prior Arrangements) are hereby terminated and shall comprise in their entirety the following:

(i)                                     Subject to the other provisions of this Section 2(b), Dr. Rubin’s total Earn-Out potential during the Term of this Agreement (assuming this Agreement remains in effect for its full Term to December 31, 2008) is $2,300,000, targeted at up to $460,000 per year.

(ii)                                  The above amount shall be comprised of (A) up to $230,000 per year earned, if at all, pursuant to Section 2(b)(iv) below, and (B) up to $230,000 per year earned, if at all, pursuant to the Annual Bonus described in Section 2(b)(iii) below.

(iii)                               Subject to Section 2(b)(v), Dr. Rubin will be eligible to potentially receive an annual bonus payment of up to $230,000 determined by the Compensation Committee of the Board based on Company performance and/or other criteria that the Compensation Committee will establish (the “Annual Bonus”).  The Annual Bonus shall be payable, if at all, in accordance with the Company’s customary bonus practices as established or modified from time to time.  Dr. Rubin acknowledges and agrees that no Annual Bonus is guaranteed, and remains subject in all respects to Compensation Committee approval; provided that Dr. Rubin shall not be treated differently in the administration of the Annual Bonus practices from other senior executives of the Company participating in the Global Executive Bonus Plan portion of the 2004 Bonus Plan (it being acknowledged that Dr. Rubin’s failure to achieve his MBO targets, or the Company’s failure to reach its performance targets, or the failure of the Company to fund the Annual Bonus program in part or in full can adversely affect Dr. Rubin’s Annual Bonus payment, if any).

(iv)                              Subject to Section 2(b)(v), Dr. Rubin will receive a percentage of WWB Business (WWB benchmark, WWB publication and WWB guru consulting) revenue, up to $230,000 per year for the years set forth below, as follows:

Fiscal 2004	-	10%

Fiscal 2005	-	8%

Fiscal 2006	-	7%

Fiscal 2007	-	5%

Fiscal 2008	-	4%

Such amounts will be paid quarterly, promptly after financial statements for each quarter are prepared and reviewed by the Company’s auditors, and no amounts in excess of $230,000 per year can be earned, accrued or carried over into future periods.

As used herein, the term “WWB Business” refers to a branded retainer service with written deliverables and access to a database (the WW Benchmark database) for customer self-analysis, a publication, and guru consulting associated with the above WWB Business retainer service; provided that revenues associated with alternative uses of the data in the WW Benchmark database by the Company or its customers (by citation or otherwise, e.g., IT360) not part of the branded retainer service offering do not count as WWB Business revenue for purposes of this Agreement.

(v)                                 Dr. Rubin shall not be eligible for any earn-out amounts in a given fiscal year if Dr. Rubin’s retainer consulting revenue for such fiscal year is less than $1,000,000 (pro rated for partial fiscal years); provided that if Dr. Rubin dies or is disabled, he (or his estate) remains entitled to the portion of earn-out provided in Section 2(b)(iv) and a portion of any Annual Bonus awarded pursuant to Section 2(b)(iii), pro-rated for the period of the year that Dr. Rubin worked.

(vi)                              If the Company materially modifies the structure of the WWB Business, the parties will negotiate in good faith regarding a revised Earn-Out structure for the amounts contemplated by Section 2(b)(iv).

(c)                                  Benefits.  Dr. Rubin shall continue to be eligible to participate in any Company employee benefit plans offered from time to time to Company employees similarly positioned within the Company.

(d)                                 Stock Options and Other Equity Awards.  As of May 10, 2004, Dr. Rubin holds the following options to purchase  shares of Company Common Stock (collectively the “Options”):

(i)                                     An option to purchase 15,000 shares of Common Stock granted under the Company’s Director Stock Option Plan on January 29, 1999, all of which are vested and exercisable (the “First Option”);

(ii)                                  An option to purchase 100,000 shares of Common Stock granted under the Company’s 1995 Stock Plan on October 27, 2000, of which 63,000 shares are vested and exercisable (the “Second Option”); and

(iii)                               An option to purchase 7,500 shares of Common Stock granted under the Company’s Director Stock Option Plan on January 28, 2000, all of which are vested and exercisable (the “Third Option”).

The Company is not required to grant Dr. Rubin any additional options or other equity awards.  Each of the Options shall continue to be governed by the terms of the Company plan under which it was issued and any individual option agreement between Dr. Rubin and the Company that relates to such Option (each such agreement, referred to respectively, an “Option Agreement”); except that the Second Option Agreement is hereby amended to provide that the remaining unvested options under the Second Option shall vest in 46 equal monthly increments on the last day of each month from January 2004 to October 2007.  The date of the Company’s Annual Meeting of Stockholders shall be the director resignation date for all purposes under the First Option Agreement and the Third Option Agreement.  Following the Effective Date of this Agreement, Dr. Rubin will have the period specified in the applicable Option Agreement to exercise any then-vested Options.

Other than as set forth above in this Section 2(d), Dr. Rubin has no right, title, claim or interest against the Company, or any subsidiary, affiliate or successor of the Company, in or to any options or other rights to purchase capital stock of the Company.

(e)                                  Expense Reimbursement.  The Company will pay or reimburse Dr. Rubin for all reasonable business expenses incurred or paid by Dr. Rubin on or prior to the end of the Term in the performance of his duties and responsibilities hereunder, subject to any reasonable expense policy set by the Company (and as modified from time to time by the Company), and such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

(f)                                    All Compensation.  This Section 2 sets forth all compensation and other payment arrangements between the Company and Dr. Rubin (and his affiliates and assigns), and all Prior Arrangements in this regard are hereby terminated, superseded and of no further force or effect effective as of January 1, 2004.

3.                                       Release of Claims.  Dr. Rubin, on his own behalf and on behalf of any and all who might claim through him (including specifically but without limitation RSI), agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to him and those might claim through him by the Company, its officers, managers, supervisors, agents and employees, any Related Corporation and any other subsidiaries, affiliates or successors of the Company (collectively, the “Company Releasees”).  Dr. Rubin, on his own behalf and on behalf of any and all who might claim through him, hereby fully and forever releases the Company Releasees from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, matured or unmatured, that he or they may possess arising from any omissions, acts, facts or circumstances that have occurred up until and including the Effective Date (as defined in Section 15 below) including, without limitation:

(a)                                  any and all claims relating to or arising from Dr. Rubin’s employment relationship with the Company;

(b)                                 any and all claims relating to, or arising from, the Prior Arrangements, including, without limitation, any claims for fraud, misrepresentation, breach of covenant, breach of fiduciary or other duty, breach of duty under applicable state corporate or other law, and securities fraud under any state or federal law;

(c)                                  any and all claims relating to, or arising from, Dr. Rubin’s right to purchase, or actual purchase of, or holding of, shares of capital stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(d)                                 any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(e)                                  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, or the Family and Medical Leave Act;

(f)                                    any and all claims for violation of any federal, state or municipal statute;

(g)                                 any and all claims for violation of the federal, or any state, constitution;

(h)                                 any and all claims arising out of any other laws and regulations, including those relating to employment or employment discrimination; and

(i)                                     any and all claims for attorneys’ fees and costs;

provided, however, that this release does not extend to any rights, benefits or claims under this Agreement or to claims of indemnification under the Certificate of Incorporation or By-laws of the Company or any insurance policies maintained by the Company.

Dr. Rubin agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.

Dr. Rubin further agrees that he is not aware of any claim against the Company Releasees other than the claims or potential claims that are released under this Section 3.  He expressly agrees to waive, to the extent permissible, any and all rights and benefits conferred upon him by any statute, common law principle, or other provision negating the validity or enforceability of waivers of claims that exist but are unknown to us at the time of the waiver.

3A.                             Release of Claims.  The Company, on its own behalf and on behalf of any and all that might claim through it, hereby fully and forever releases RSI, Dr. Rubin, his heirs, executors, administrators, successors and assigns (collectively, the “Rubin Releasees”) from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, matured or unmatured, that it may possess arising from any omissions, acts, facts or circumstances that have occurred up until and including the Effective Date (as defined in Section 15 below) including, without limitation:

(a)                                  any and all claims relating to or arising from Dr. Rubin’s employment relationship with the Company;

(b)                                 any and all claims relating to, or arising from, the Prior Arrangements, including, without limitation, any claims for fraud, misrepresentation, breach of covenant, breach of fiduciary or other duty, breach of duty under applicable state corporate or other law, and securities fraud under any state or federal law;

(c)                                  any and all claims under the law of any jurisdiction including, but not limited to, breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)                                 any and all claims for violation of any federal, state or municipal statute;

(e)                                  any and all claims for violation of the federal, or any state, constitution;

(f)                                    any and all claims arising out of any other laws and regulations; and

(g)                                 any and all claims for attorneys’ fees and costs;

provided, however, that this release does not extend to any rights, benefits or claims under this Agreement.

The Company agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.

The Company further agrees that it is not aware of any claim against Dr. Rubin other than the claims or potential claims that are released under this Section 3A.  The Company expressly agrees to waive, to the extent permissible, any and all rights and benefits conferred upon it by any statute, common law principle, or other provision negating the validity or enforceability of waivers of claims that exist but are unknown at the time of the waiver.

4.                                       Dr. Rubin Covenants.

(a)                                  Noncompetition Agreement.  In consideration of the benefits provided hereunder, Dr. Rubin acknowledges and agrees that his obligations to the Company under the Noncompetition Agreement survive the termination of his relationship with the Company under this Agreement; provided that, and the Company agrees that, the noncompetition and no solicitation covenants in such Noncompetition Agreement shall survive only for a period of one year following the end of the Term.

(b)                                 Nondisparagement.  In consideration of the benefits provided hereunder, Dr. Rubin agrees that he will not, either directly or indirectly, hereafter make any disparaging, defamatory, libelous or slanderous comments of any type or nature whatsoever about the Company, the Company Releasees or the Company’s business to anyone, and will not engage in any action that would constitute tortious interference with the contracts, relationships and prospective economic advantage of the Company or any of the other Company Releasees.

(c)                                  Contract Approval.  Dr. Rubin’s work under this Agreement shall be pursuant to customer contracts and product/service release protocols that are approved as to form and content by the Company’s normal processes; such approval not to be unreasonably withheld or delayed.

4A.                             Company Covenant.  In consideration of the benefits provided the Company hereunder, the Company agrees that it will not, either directly or indirectly, hereafter make any disparaging, defamatory, libelous or slanderous comments of any type or nature whatsoever about Dr. Rubin, the Rubin Releasees or Dr. Rubin’s business to anyone, and will not engage in any action that would constitute tortious interference with the contracts, relationships and prospective economic advantage of Dr. Rubin.

5.                                       Acknowledgment of Waiver of Claims under ADEA.  Dr. Rubin acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  The Parties agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Dr. Rubin acknowledges that the consideration given for his release under this Agreement is in addition to anything of value to which he was already entitled.  He further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days from the date he receives this Agreement within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until that 7-day revocation period has expired.  Any revocation should be in writing and delivered to Vanessa Bottazzi at the Company by close of business on the seventh day from the date that Dr. Rubin signs this Agreement.  Dr. Rubin understands that, although he has twenty-one (21) days to consider the Agreement, he may accept the terms of the Agreement at any time within those twenty-one (21) days.

6.                                       No Other Payments Due; Release of Assumed Liabilities.  The Parties agree that the Company has paid Dr. Rubin all salary owed him through the Effective Date, and that the Company has paid him all bonuses, accrued vacation and other sums as are due to him as of such date.  Dr. Rubin, RSI and the Company also agree that those liabilities specified in Annex I to Amendment No. 2 of the Prior Arrangements, are released by the Company and that the Company has no further liability or obligation therefore effective as of the Effective Date of this Agreement.

7.                                       Material Breach of Agreement.  The Parties agree and acknowledge that upon material breach by Dr. Rubin of this Agreement, including the covenants contained in Section 4 above, the Company would sustain irreparable harm, and, therefore, Dr. Rubin acknowledges and agrees that in addition to any other remedies that the Company may have under this Agreement or otherwise, the Company will be entitled to obtain equitable relief, including specific performance and injunctive relief, restraining him from committing or continuing any such material breach or directing him to perform his obligations pursuant to this Agreement.  In addition to any equitable relief to which the Company may be entitled, Dr. Rubin acknowledges and agrees that any such material breach by him will terminate any and all obligations that the Company would otherwise have to provide any further benefits under this Agreement, effective upon the date on which Dr. Rubin first takes an action constituting a material breach of this Agreement, and further that the Company will be entitled to recover the full amount of any payments under this Agreement made to him after the date of such material breach, plus costs including attorneys fees incurred in connection with instituting any actions to enforce this Section 7.

8.                                       Filing of Agreement.  The Parties acknowledge and agree that this Agreement may be filed by the Company with the Securities Exchange Commission (the “SEC”).

9.                                       Authority.  The Company and RSI each separately represent and warrant that each has the authority to act on behalf of themselves and to bind themselves and all who may claim through them to the terms and conditions of this Agreement.  Dr. Rubin represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

10.                                 No Representations.  No Party has relied upon any representations or statements made by any other Party hereto which are not specifically set forth in this Agreement.

11.                                 Severability.  In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12.                                 Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company, RSI and Dr. Rubin concerning the matters provided in this Agreement after the Effective Date of this Agreement.  This Agreement supersedes and replaces any and all prior agreements and understandings concerning Dr. Rubin’s relationship with the Company, the continuation of that relationship, and his compensation by the Company, and the matters provided in this Agreement, and the Parties expressly agree that all prior arrangements on these subjects are void and terminated upon the Effective Date of this Agreement.  Notwithstanding the above, the Noncompetition Agreement and the Option Agreements remain in place and effective pursuant to their respective terms except to the extent expressly modified by this Agreement.

13.                                 No Oral Modification.  This Agreement may only be amended in writing signed by Dr. Rubin, RSI and the Company.

14.                                 Governing Law.  This Agreement shall be governed by the laws of the State of Connecticut, without regard to its conflicts of law provisions.

15.                                 Effective Date. This Agreement is effective on the eighth (8th) day after it has been signed by both Parties. (the “Effective Date”).

16.                                 Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17.                                 Assignment.  Neither RSI nor Dr. Rubin will not assign this Agreement or any interest herein.  The Company may assign this Agreement to a corporation controlling, controlled by or under common control with the Company, including a successor to the Company, without the consent of Dr. Rubin.

18.                                 Severability.  In the event that any nonmaterial provision of this Agreement is determined to be legally invalid, the affected provision will be stricken from the Agreement and the remaining terms of the Agreement will be enforced so as to give effect to the intention of the Parties to the maximum extent practicable.  In the event that any material provision of this Agreement is determined to be legally invalid by a court of competent jurisdiction, the parties hereto, upon returning the consideration exchanged pursuant to this Agreement, may discontinue performance under this Agreement.

19.           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be faxed, mailed or delivered to each party as follows:  (i) if to Dr. Rubin or RSI, at their respective addresses or facsimile numbers furnished to the Company in writing, or (ii) if to the Company, at its principal executive offices, to the attention of Hank Satterthwaite or his successor, or at such other address or facsimile number as the Company shall have furnished to Dr. Rubin in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

20.                                 Consent to Jurisdiction.  Dr. Rubin and RSI hereby irrevocably submit to the exclusive jurisdiction of the state or federal courts of the State of Connecticut for the purpose of any claim or action arising out of or based upon this Agreement, Dr. Rubin’s employment with the Company and/or termination thereof, or relating to the subject matter covered in this Agreement, and agrees not to commence any such claim or action other than in the above-named courts.  The prevailing party in any litigation under this Agreement shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, from the non-prevailing party.

21.                                 Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)                                  they have read this Agreement;

(b)                                 they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; provided that both Parties acknowledge and agree that Heller Ehrman White & McAuliffe LLP solely represents the Company in connection with this Agreement, and generally, and does not represent Dr. Rubin individually in any capacity;

(c)                                  they understand the terms and consequences of this Agreement and of the releases it contains; and

(d)                                 they are fully aware of the legal and binding effect of this Agreement.

The Parties have executed this Amended and Restated Employment, Compensation and Release Agreement on the respective dates set forth below.

META Group, Inc.

Dated as of	August 23	, 2004	By:	/s/ Henry B. Satterthwaite

			Title:	Senior Vice President, Global Consulting

Howard A. Rubin, an individual

Dated as of	August 23	, 2004	/s/ Howard A. Rubin
Howard A. Rubin

Rubin Systems Inc.

Dated as of	August 23	, 2004	By:	/s/ Howard A. Rubin

			Title:	President, CEO

Exhibit A

Noncompetition Agreement

(Previously filed as Exhibit A to Exhibit F to Exhibit 10.24 of the Company's Form 10-K for the year ended December 31, 2000, and the amendment filed as Exhibit 10.12 to the Company’s Form 10-Q for the quarter ended September 30, 2002).